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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549
                               ___________________



                                    FORM 8-K


                                 Current Report


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


                                  May 17, 2005
                Date of Report (Date of earliest event reported)

                          COLLINS & AIKMAN CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                       1-10218               13-3489233
(State or other jurisdiction of    (Commission file number)   (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                             250 Stephenson Highway
                              Troy, Michigan 48083
                    (Address of principal executive offices)
                                 (248) 824-2500

                         (Registrant's telephone number,
                              including area code)
                                 Not Applicable
          (Former name or former address, if changed since last report)
                            ------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry into a Material Definitive Agreement.


The information provided pursuant to Item 1.03 of this Current Report on Form 8-K regarding the DIP Agreement (as such term is defined below) is incorporated into this Item 1.01 by reference.

Item 1.03  Bankruptcy or Receivership.

On May 17, 2005, Collins & Aikman Corporation, a Delaware corporation (the "Company"), and substantially all of its domestic subsidiaries other than Carcorp, Inc., certain self-insurance subsidiaries and charitable subsidiaries (collectively, the "Debtors"), filed voluntary petitions in the United States Bankruptcy Court for the Eastern District of Michigan (the "Bankruptcy Court") seeking reorganization relief under the provisions of the Bankruptcy Code 11 U.S.C. Sections 101-1330 (the "Bankruptcy Code") (Case Nos. 05-55927, 05-55930, 05-55932, 05-55935, 05-55942, 05-55943, 05-55946, 05-55948, 05-55949, 05-55951,
05-55952, 05-55956 through 05-55960, 05-55962 through 05-55965, 05-55968 through
05-55972, 05-55974, 05-55976 through 05-55982, 05-55984, 05-55985, 05-55989,
05-55991 and 05-55992) (collectively, the "Chapter 11 Cases"). The Chapter 11 Cases have been assigned to the Honorable Judge Steven W. Rhodes and are being jointly administered. The Debtors continue to operate their business as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. A copy of the press release dated May 17, 2005, announcing the bankruptcy filing is attached as Exhibit 99.2 and is incorporated herein by reference.


The Debtors have entered into a Revolving Credit, Term Loan and Guaranty Agreement by and among the Debtors (as borrower and guarantors), JPMorgan Chase Bank, N.A., a national banking corporation, as Agent for the Lenders ("JPMCB"), each of the Lenders party thereto (together with JPMCB, the "Lenders"), and J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger, dated as of May 17, 2005 (the "DIP Agreement").


The DIP Agreement provides for a $300.0 million commitment of debtor-in-possession financing, comprised of a revolving credit and letter of credit facility in an aggregate principal amount not to exceed $200.0 million and a term loan in the aggregate principal amount of approximately $100.0 million. The proceeds of the term loan will be used for working capital and general corporate needs and to refinance the Debtors' obligations under the revolving credit and letter of credit facility upon entry of a final order (the "Final Order") by the Bankruptcy Court authorizing such borrowing and subject to the satisfaction of certain other customary conditions. The proceeds of the revolving credit loans will be used to fund the working capital requirements of the Debtors while the Chapter 11 Cases are pending. Until the Bankruptcy Court enters the Final Order, the Company's revolving credit and letter of credit facility shall be limited to the lesser of $150.0 million and the Company's weekly budget expenditures. Obligations under the DIP Agreement are secured by a lien on the assets of the Debtors (which lien will have first priority with respect to many of the Debtors' assets) and by a superpriority administrative expense claim in each of the Chapter 11 Cases.


Advances under the DIP Agreement will bear interest at a fixed rate per annum equal to LIBOR, as adjusted for certain statutory reserves, plus 2.5% or the Adjusted Base Rate plus 1.5%. In addition, the DIP Agreement obligates the Debtors to pay certain fees to the Lenders, as described in the DIP Agreement.


The DIP Agreement contains various representations, warranties and covenants by the Debtors that are customary for transactions of this nature, including (without limitation) maintenance of financial covenants that are expected to be included by amendment and reporting requirements.


The Debtors' obligations under the DIP Agreement may be accelerated following certain events of default, including (without limitation) any breach by the Debtors of any of the representations, warranties or covenants made in the DIP Agreement or the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee pursuant to Chapter 11 of the Bankruptcy Code.


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The DIP Agreement matures on May 17, 2007; however, the Debtors are obligated to repay all loans made pursuant to the DIP Agreement upon substantial consummation of a reorganization plan of the Debtors that is confirmed pursuant to an order of the Bankruptcy Court.


The foregoing summary of the DIP Agreement is a summary only and is qualified, in all respects, by the provisions of the DIP Agreement which is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

The information provided pursuant to Item 1.03 of this Current Report on Form 8-K regarding the DIP Agreement is incorporated into this Item 2.03 by reference.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Under the terms of a Credit Agreement comprised of a $475.0 million tranche B-1 term loan, a $170.0 million supplemental revolving credit facility and a $105.0 million revolving credit facility entered into by Collins & Aikman Products Co. ("Products"), a wholly owned subsidiary of the Company, as borrower and the Company and certain domestic subsidiaries of Products as guarantors, the filing of the Chapter 11 Cases creates an event of default. Upon the filing of the Chapter 11 Cases, the lenders' obligation to loan additional money to Products terminated, the outstanding principal of all loans and accrued and unpaid interest of approximately $748.0 million obligations became immediately due and payable and interest on all outstanding amounts began to accrue at the alternate base rate plus 5.5%.


The filing of the Chapter 11 Cases created an event of default under the indenture governing Products' 10 3/4% Senior Notes due 2011, which are guaranteed by the Company and certain domestic subsidiaries of Products. Under the terms of the 10 3/4% Senior Notes due 2011, the entire principal, and accrued and unpaid interest became immediately due and payable without any action on the part of the trustee or the note holders as a result of the filing of the Chapter 11 Cases. The current principal amount outstanding plus accrued and unpaid interest under the notes is approximately $520 million.


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The filing of the Chapter 11 Cases created an event of default under the indenture governing Products' 12-7/8% Senior Subordinated Notes due 2012, which are guaranteed by the Company and certain domestic subsidiaries of Products. Under the terms of the 12-7/8% Senior Subordinated Notes, the entire principal, premium and accrued and unpaid interest became immediately due and payable without any action on the part of the trustee or the note holders as a result of the filing of the Chapter 11 Cases. The current principal amount outstanding plus accrued and unpaid premium and interest under the notes is approximately $428 million.


In addition, the filing of the Chapter 11 Cases created an event of default under various lease agreements governing real property and certain equipment and machinery between the Debtors and various lessors.

The ability of the creditors of the Debtors to seek remedies to enforce their rights under the agreements described above is automatically stayed as a result of the filing of the Chapter 11 Cases, and the creditors' rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

The filing of the Chapter 11 Cases also created a termination event under the terms of Products' Receivables Transfer Agreement. Under the terms of the agreement, the applicable rate on all advances became the base rate plus 3.00% upon the occurrence of the termination event. The administrative agent declared May 17, 2005 as the termination date of the agreement, reduced the facility limit to equal the net investment as of May 17, 2005 and increased the percentage factor to 100%. As daily collections are received, they will automatically be used to reduce outstanding amounts under the facility until all outstanding are repaid in full.


Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.


On May 18, 2005, Michael G. Torakis' employment with the company as President, Global Plastics Operations, was terminated.

Item 9.01  Financial Statements and Exhibits.

         (c) Exhibits

99.1     DIP Credit Agreement
99.2     Press Release dated May 17, 2005




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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  May 20, 2005


                                   COLLINS & AIKMAN CORPORATION



                                   By: /s/ Bryce Koth
                                       ----------------------------------
                                       Name: Bryce Koth
                                       Title:   Chief Financial Officer







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                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

99.1              DIP Credit Agreement
99.2              Press Release dated May 17, 2005








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